Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made this May 18, 2011, by and between OncoSec Medical Incorporated, a Nevada corporation (the “Company”) and Punit S. Dhillon (the “Employee” or “Executive”).  The Company or Employee are sometimes referred to herein as “party” or collectively the “parties”.

RECITALS

WHEREAS, the parties wish to provide for Employee to serve as President & Chief Executive Officer of the Company;

WHEREAS, the Company desires to employ the Executive and to have the benefit of his skills and services, and Executive desires to accept employment with the Company, on the terms and conditions set forth herein; and

WHEREAS, as a condition to his employment by the Company, Executive agrees to execute and shall be bound by the terms and conditions of the Proprietary Information, Invention, and Non-Compete Agreement (the “Non-Compete Agreement”) attached hereto as Exhibit A, and the Confidentiality Agreement, attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and in the Non-Compete Agreement, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

Article 1.               Employment

1.1           Employment:  The Company hereby employs the Employee as of the Effective Date to serve as President & Chief Executive Officer (“CEO”), or in such other capacity as may be mutually agreed to by the parties, and the Employee accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

1.2           Duties:  The Employee shall perform such duties as are customarily associated with his then current title or titles, consistent with the Bylaws of the Company and as required by the Board of Directors (the “Board”) of the Company.  The Company and the Employee agree that the duties may be replaced, superseded or supplemented from time to time by the Board of Directors, but subject to the provisions of Section 4.3.1.3 of this Agreement.

1.3           Hours:  During the term of the Employee’s employment with Company, the Employee will devote his best efforts and substantially all of his business time and attention to the performance of his duties hereunder and to the business and affairs of the Company, except for vacation periods as set forth herein, or for such reasonable time periods to voluntarily perform charitable or civic duties by Employee.  The Employee will duly, punctually and faithfully observe the Company’s general employment policies and practices, including, without limitation, any and all rules, regulations, policies and/or procedures which the Company may now or hereafter establish governing the conduct of its business.  In addition, the Employee will carry out his duties honestly, in good faith and in the best interests of the Company.

1.4           Change of Control:  In the event of a Change of Control (as defined below), and except as provided in Section 4.3, the Company shall continue to engage the Employee, and the Employee shall continue to serve the Company, in the same capacity and have the same authority, responsibilities and status as he had as of the date immediately prior to the change of control, and under the same terms and conditions as set forth in this Agreement.  Upon a Change of Control, all outstanding options shall immediately vest.  For the purposes of this Agreement, a “Change of Control” shall be deemed to have occurred when any of the following have occurred:

1.4.1        a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are continuing directors;

1.4.2        a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

1.4.3        the sale, transfer or other disposition of all or substantially all of the assets of the Company;

1.4.4        the complete liquidation or dissolution of the Company;

1.4.5        any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

1.4.6        acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities..

1.5           Previous Agreements:  The parties hereby agree, that all previous employment, consulting or other similar agreements covering the same subject matter of this Agreement, whether written, verbal or implied between the Company and the Employee, are hereby cancelled, superseded and replaced by this Agreement, and shall be of no further force or effect.

Article 2.               Compensation

2.1           Salary:  Subject to subsection 2.2, for his services hereunder, the Employee shall receive a salary, payable in such regular intervals as shall be determined by the Company commencing on the Effective Date of this Agreement, which shall be at the rate of not less than U.S. $240,000 per year (the “Salary”).

2.2           Salary Increases:  The rate of Salary provided for in Section 2.1 shall be reviewed by the Board not less often than annually and shall be increased from time to time and in such amount as the Board, in its sole discretion, may determine.

2.3           Discretionary Bonus:  Beginning in 2011, the Company will, within 90 days of the end of the 2011 fiscal year and each subsequent fiscal year, determine the annual bonus (the “Bonus”), if any, payable to the Employee for that fiscal year, based on the Employee’s achievement of milestones agreed to by the Board or the Compensation Committee of the Board and the Employee.  Within 60 days of the beginning of each fiscal year, the Board or the Compensation Committee or the Board and the Employee shall agree to the Employee’s milestones and the amount of bonus, potentially payable if one or more milestones are achieved.  In the Company’s sole discretion it may pay the Bonus in cash, shares of the Company or stock options of the Company, or any combination thereof, and it may pay the Bonus in a lump sum or instalments, equal or otherwise, over the course of the six months immediately following the fiscal year for which the bonus was earned.  Notwithstanding anything herein to the contrary, the Employee must be employed on the date(s) the Bonus is to be paid to be eligible to receive the Bonus, or portion thereof.

2.4           Withholding:  All payments of Salary, Bonuses and other compensation pursuant to this Agreement shall be subject to withholding taxes and statutory deductions as required by law.  The Company shall be entitled to deduct from the Salary, Bonus and any other compensation due to the Employee, and to remit to the required governmental authority, any amount that it may be required by law or regulation to deduct, retain and remit, and may deduct other amounts as authorized by the Employee.

2.5           Stock Options:  In addition to the compensation provided for in section 2.1 of this Agreement, the Employee shall be entitled to such stock options as may be approved by the Board or the Compensation Committee of the Board in its sole discretion from time to time, subject to regulatory approval and subject to the terms and conditions set out in the OncoSec Medical Incorporated 2011 Stock Incentive Plan, or any other stock option plans subsequently adopted by the Company applicable to the Employee’s position, including all terms and conditions regarding vesting and exercise of options upon termination or other events.

Article 3.               Fringe Benefits

3.1           Participation in Plans:  The Employee shall be entitled to all additional fringe benefits, including, but not limited to, life and health insurance programs that may be generally available to other employees of the Company.  All matters of eligibility for coverage of benefits under any plan or plans of health, hospitalization, life or other benefits provided by the Company shall be determined in accordance with the provisions of the insurance policies and/or applicable benefit plans.  The Company shall not be liable to the Employee, or his beneficiaries or successors, for any amount payable or claimed to be payable under any plan or policy of insurance, which is not paid to any of the Company’s other employees.

3.2           Vacation:  The Employee shall be entitled to four (4) weeks of annual paid vacation. In addition, the Employee may be entitled to additional paid vacation during each calendar year, depending upon the length of the Employee’s employment with the Company, in accordance with the vacation accrual schedules and applicable vacation policies and procedures of the Company, including the maximum cap on accrual, as applied to other employees of the Company and which may be changed from time to time by the Company, but the paid vacation shall not be less than the amount of vacation Employee was entitled to receive from the Company as of the Effective Date.  Unused vacation days may be carried over to the subsequent year, however the Executive must take the vacation days within 10 months of the end of the year in which the vacation days were earned.

3.3           Business Expenses:  The parties acknowledge that the Employee may incur, from time to time, for the benefit of the Company and in furtherance of the Company’s business, various business expenses.  The Company agrees that it shall either pay such reasonable expenses directly, or reimburse the Employee for such reasonable expenses incurred by the Employee, within 15 business days of expense receipt.  The Employee agrees to promptly submit to the Company original receipts of all expenses paid by Employee and such other documentation as may be reasonably necessary to substantiate that all expenses paid or reimbursed hereunder were reasonably related to the performance of his or her duties, pursuant to the provisions of any applicable expense reimbursement policies and procedures that the Company may implement for time to time.

3.4           Tax Planning: The Company and the Executive agree to work with the relevant tax advisors to determine a mutually beneficial tax structure with respect to compensation payable to the Executive hereunder provided that such structure is not detrimental to the Company.

3.5           Personal Income Tax Return Preparation: The Company shall reimburse the Executive for personal income tax return advice and preparation for the 2011 and 2012 taxation years, up to a maximum of US$2,500 per year, provided that Executive is employed with the Company at the time the reimbursement is paid.

3.6           Legal Fees: The Company shall reimburse the Executive for legal expenses in connection to the review of this Agreement, upon submission of relevant receipts, to a maximum of $1,500.00.

3.7           Work Eligibility: The Company agrees to sponsor, prepare and file all necessary documents to provide the Executive with immigration and work permits for the United States while Executive is employed by the Company.

Article 4.               Term and Termination of Employment

4.1           Condition Precedent:  The obligations of the parties under this Agreement shall commence only upon the happening of the Effective Date as defined above, and the obligations of the Company under this Agreement are subject to the fulfillment of the condition that the Employee execute the Non-Compete Agreement attached hereto as Exhibit A and the Confidentiality Agreement attached hereto as Exhibit B.

4.2           Initial Term and Renewal:  The initial term of this Agreement shall be for a period of five (5) years commencing on the Effective Date (the “Initial Term”), unless terminated earlier pursuant to the provisions of Section 4.3 of this Agreement, unless either party gives written notice to the other party at least ninety (90) days prior to any Expiration Date that the Agreement is not being renewed and shall terminate on that Expiration Date.  The Initial Term and each successive one year period thereafter during which Employee shall perform services pursuant to this Agreement shall be referred to herein as the “Term.”

4.3           Termination:

4.3.1                        The Employee’s Right to Terminate:  The Employee may terminate his obligations under this Agreement during the Term:

4.3.1.1     at any time upon providing six weeks notice in writing to the Company; or

4.3.1.2     upon a material breach or default of any term of this Agreement by the Company, including any material reduction in salary, or

4.3.1.3     for “Good Reason” during the Initial Term or during any one year period immediately after a Change of Control.  “Good Reason” shall mean any of the following, without the Employee’s written consent: (a) Employee ceases to report directly to the Board of Directors of the Company provided that such change in reporting relationship results in a material reduction in Employee’s authority, duties, or responsibilities, or (b) any other material reduction in the Employee’s duties, authority or responsibilities with the Company relative to the duties, authority or responsibilities in effect immediately prior to such reduction.

Notwithstanding the foregoing, Employee may only terminate his or her employment pursuant to Section 4.3.1.2 or 4.3.1.3 if (x) he or she gives written notice to the Company within ninety (90) days of the initial existence of the event that gives rise to the material breach or default of this Agreement or Good Reason, (y) the event remains uncured for thirty (30) days after such notice is given by him or her, and (z) he or she terminates his or employment with the Company within ninety (90) days following the end of such thirty (30) day cure period.

4.3.2                        Company’s Right to Terminate for “Cause”:  The Company may immediately terminate the Employee’s employment for “Cause” under this Agreement at any time during the Term.  For the purposes of this Agreement, “Cause” shall include, without limitation, the following:

4.3.2.1     the Employee acting unlawfully, dishonestly, in bad faith or grossly negligent with respect to the business of the Company as determined by the Board; or

4.3.2.2     the Employee committing any crime or fraud against the Company or its property or the conviction of Employee of any felony offense or crime reasonably likely to bring discredit upon the Employee or the Company; or

4.3.2.3     a material breach or default of any term of this Agreement by the Employee if such material breach or default has not been remedied within 30 days after written notice of the material breach or default has been delivered by the Company to the Employee; or

4.3.2.4     any action by the Executive constituting misconduct, dishonesty, or neglect in the performance of his duties and responsibilities; or

4.3.2.5     any refusal to follow reasonable directions from the Board; or

4.3.2.6     conviction of the Executive for an indictable or summary offence; and

4.3.2.7     Any other matter that would constitute cause at law.

4.3.3                        Company’s Right to Terminate Without Cause: The Company may terminate the Employee’s employment under this Agreement at any time during the Term at the discretion of the Company, without Cause, after the Employee has received 30 days prior written notice from the Company.

4.3.4                        Other Termination:  The Employee’s employment under this Agreement shall also terminate upon the occurrence of the following:

4.3.4.1     the Employee’s employment under this Agreement shall automatically terminate upon the occurrence of the death of the Employee during the Term of this Agreement; or

4.3.4.2     notice of termination from the Company after the Employee has become permanently disabled, or disabled for a period exceeding 180 consecutive days or 180 days calculated on a cumulative basis over any one year period during the Term of this Agreement, such that Employee is no longer able to perform the essential functions of his job even with reasonable accommodation pursuant to applicable law.

4.3.5                        Compensation Due to the Employee on Termination:  In the event of the termination of the Employee’s employment under this Agreement pursuant to any provision as set forth above, the Company shall pay to the Employee on the date of termination only the amount of Salary pursuant to subsection 2.1 of this Agreement that is earned but unpaid as of the date of termination, as well as any accrued but unused vacation pay, and any unreimbursed business expenses incurred as of the termination date pursuant to subsection 3.3 of this Agreement, but Employee shall not be entitled to receive any other payments, compensation or benefits from the Company under this Agreement, except as expressly set forth below:

4.3.5.1     if terminated by the Employee pursuant to subsection 4.3.1.2 due to a material breach or default by the Company, or for Good Reason pursuant to subsection 4.3.1.3, or if terminated by the Company without Cause pursuant to subsection 4.3.3, the Company shall pay to the Employee the following additional amounts:

(a)                                  a severance payment in an amount equal to twenty-four (24) months of the Employee’s annual Salary at the time of Termination pursuant to subsection 2.1 of this Agreement, less applicable statutory deductions and withholdings, to be paid in accordance with the Company’s standard payroll practices in equal cash instalments beginning on the first payroll date following the date that the Severance Release (as defined in Section 4.3.6) becomes effective in accordance with its terms (the “Release Effective Date”) and ending on the second anniversary of the Employee’s termination date; and

(b)                                 an amount equal to the annual Bonus, if any, most recently paid to the Employee pursuant to subsection 2.3 of this Agreement, multiplied by the fraction of which the number of days between the fiscal year end of the Company related to the bonus and the date of termination is the numerator, and 365 is the denominator.

4.3.5.2     if terminated pursuant to subsection 4.3.4 due to death or disability, the Company shall pay to the Employee or his estate the following amount in addition to the Salary and vacation earned as of the date of termination and expense reimbursement as set forth above in subsection 4.3.5:

(a)                                  an amount equal to the annual Bonus, if any, most recently paid to the Employee pursuant to subsection 2.3 of this Agreement, multiplied by the fraction of which the number of days between the fiscal year end of the Company related to the bonus and the date of termination is the numerator, and 365 is the denominator.

4.3.5.3     If Employee’s employment is terminated pursuant to subsections 4.3.1.2, 4.3.1.3 or 4.3.3, and any spouse and/or dependents of the Employee (“Family Members”), has coverage on the date of the Employee’s termination under a group health plan sponsored by the Company, the Company will pay for a period of up to twenty-four (24) months the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 1161-1168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”), provided that the Employee is eligible for and validly elects to continue coverage under COBRA for the Employee and his Family Members.  No other benefits shall be continued.

4.3.6                        Release. The receipt of any payment pursuant to Section 4.3.5 above will be subject to Employee timely signing and not revoking a standard release of all claims as presented by the Company (the “Severance Release”). To be timely, the Severance Release must become effective and irrevocable no later than sixty (60) days following the date of the Employee’s termination (the “Severance Release Deadline”). If the Severance Release does not become effective and irrevocable by the Severance Release Deadline, Employee will forfeit any rights to the severance benefits described in Section 4.3.5. In no event will any severance benefits be paid under Section 4.3.5, above, until the Severance Release becomes effective and irrevocable.

Article 5.               Miscellaneous

5.1           Assignment Prohibited:  This Agreement is personal to the Employee hereto and Employee may not assign or delegate any of Employee’s rights or obligations hereunder.  The Company may not assign this Agreement without the written consent of the Employee except in connection with a merger or consolidation of the Company (in which case the merged or consolidated entity shall remain fully liable for its obligations as the Company under this Agreement as specified above).

5.2           Paragraph Headings:  The paragraph headings used in this Agreement are included solely for convenience and shall not affect of be used in connection with the interpretation of this Agreement.

5.3           Legal Expenses of Enforcement:  If either party commences a legal action or other proceeding for enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and other costs incurred in connection with the action or proceeding, in addition to any other relief to which it may be entitled.

5.4           Independent Legal Advice:   Employee acknowledges and understands that this Agreement was drafted and prepared for the Company with the assistance of legal counsel and that such legal counsel has not been engaged to protect the rights and interests of Employee to this Agreement.  Employee further acknowledges and agrees that the Company has given Employee an adequate opportunity to seek, and Company has recommended that Employee seek and obtain, independent legal advice with respect to the subject matter of this Agreement and for the purpose of ensuring that Employee’s rights and interests are protected.  Employee represents and warrants to the Company that Employee has sought independent legal advice, or has consciously chosen not to do so with full knowledge of the risks associated with not obtaining such independent legal advice.

5.5           Severability:  If any provision of this Agreement is declared invalid by any court or tribunal, then such provision shall be deemed automatically modified to conform to the requirements for validity as declared at such time, and as so modified, shall be deemed a provision of this Agreement as though originally included herein.  In the event that the provision invalidated is of such a nature that it cannot be so modified, the provision shall be deemed deleted from this Agreement as though the provision had never been included herein.  In either case, the remaining provisions of this Agreement shall remain in effect.

5.6           Choice of Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of California, as applied to agreements executed and performed entirely in California by California residents without regard to California’s choice of law rule.

5.7           Entire Agreement:  This Agreement constitutes the entire, final and complete and exclusive agreement between the parties regarding the subject matter hereof and supersedes all previous agreements or representations, whether written, oral or implied, with respect to employment by the Company provided, however, the Employee shall remain bound by any confidentiality, invention assignment, non-solicit and non-compete agreement(s) previously executed in favor of the Company, to the extent such ancillary agreements exist.  There are no terms, promises, representations, agreements, or understandings between the parties relating to the subject matter of this Agreement, which are not fully expressed herein.

5.8           Change, Modification, Waiver:  No change or modification of this Agreement shall be valid unless it is in writing and signed by each of the parties hereto.  No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced.  The failure of a party of insist upon strict performance of any provision of this Agreement in any one or more instances shall not be construed as a waiver or relinquishment of the right to insist upon strict compliance with such provision in the future.

5.9           Notices:  All notices required or permitted hereunder shall be in writing and shall be delivered to the other party in person or sent by overnight currier with confirmation of delivery, or by regular mail, postage prepaid, at the address first written above or at such other address as provided in writing or currently on record at the Company at the time notice is sent.

5.10         Binding Effect:  This Agreement shall be binding upon, and inure to the benefit of, the parties, their heirs, successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ONCOSEC MEDICAL INCORPORATED

Per:

/s/ Avtar Dhillon
Authorized Signatory
Date:	May 18, 2011

Authorized Signatory

/s/ Punit Dhillon
Punit Dhillon
Date:	May 18, 2011

ANNEX A

SECTION 409A ADDENDUM

Notwithstanding anything to the contrary in the Agreement, no severance pay or benefits to be paid or provided to the Executive, if any pursuant to the Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has had a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to the Executive, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Executive has had a “separation from service” within the meaning of Section 409A.  Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Any severance payments or benefits under the Agreement that would be considered Deferred Payments will be paid or will commence on the sixtieth (60th) day following the Executive’s separation from service, or, if later, such time as required by the next paragraph.

Notwithstanding anything to the contrary in the Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination (other than due to death), then the Deferred Payments that would otherwise have been payable within the first six (6) months following the Executive’s separation from service, will be paid on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s separation from service, but in no event later than seven months after the date of such separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments.  Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constituted Deferred Payments.  For this purpose, the “Section 409A Limit” will mean two (2) times the lesser of: (i) the Executive’s annualized compensation based upon the annual rate of pay paid to him during the Executive’s taxable year preceding his taxable year of his separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the Executive’s separation from service occurred.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and the Executive agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.

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